FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 9, 2011	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND NET INCOME
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2011

NEW YORK, NEW YORK November 9, 2011 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported net sales and net income for the Company's third quarter and nine months ended September 30, 2011.

    Net sales increased 2.5% to $33,415,000 for the quarter ended September 30, 2011 and increased 4.6% to $91,661,000 for the nine-month period, in both cases as compared to the same periods last year.  Income before income taxes for the quarter was $1,785,000 compared to $1,871,000 last year, and for the nine months, increased to $4,199,000 compared to $301,000 in 2010. Net income for the quarter was $1,018,000 or $.18 per diluted share compared to $1,129,000 or $.20 per diluted share last year.  For the nine-month period, net income improved to $2,499,000 or $.45 per diluted share compared to $611,000 or $.11 per diluted share for the corresponding period in 2010.

    Net income for the nine-month period ended September 30, 2010 reflects a pretax charge of $1,492,000 recorded during last year’s first quarter in connection with the termination of our relationship with Style 365, LLC (“Style 365”), a marketer of women’s fashion belts and accessories.  In addition, net income for last year’s nine-month period includes an income tax benefit of $538,000 associated with a state income tax audit which was also recorded during 2010’s first quarter.

    Commenting on the results for the three-month and nine-month periods ended September 30, 2011, Mr. Tulin said "We are pleased to report an increase in net sales for both the quarter and year to date periods ended September 30, 2011, despite the uncertain economic climate.  Our personal leather goods category has performed particularly well this year with increases in a number of merchandise programs. Our ongoing efforts to strengthen gross margin coupled with a better sales mix has resulted in income before taxes through September 30 this year of $4,199,000 compared to $301,000 for the same period last year.  Our merchandise assortments, brand selection and key customer relationships should serve us well during the fourth quarter and the important holiday season.”

Results for the Third Quarter ended September 30, 2011

    Net income for the quarter ended September 30, 2011 was $1,018,000 or $.18 per diluted share compared to $1,129,000 or $.20 per diluted share last year.

    Net sales for the quarter increased 2.5% to $33,415,000 compared to $32,595,000 last year. The increase during the quarter was primarily due to higher shipments of our men’s personal leather goods merchandise, offset in part by a decrease in shipments of men’s belts.  The increase in net sales of our personal leather goods collections resulted from higher shipments of licensed and private label goods to department stores as well as increases at certain of our off price accounts.  Export net sales of our personal leather goods merchandise also increased in part due to a shift in the timing of certain orders received from customers affiliated with our licensors.  The decline in belt net sales was mainly due to a decrease in shipments of closeout merchandise during the quarter relative to last year.

    Gross profit for the quarter ended September 30, 2011 increased $258,000 or 2.5%. Gross profit expressed as a percentage of net sales for the quarter was 31.4% which was even with last year.  The increase in gross profit was mainly due to the increase in net sales and a reduction in product costs resulting from a better sales mix, offset in part by an increase in inventory control costs (including inventory shortages and markdowns).

    Selling and administrative expenses for the quarter ended September 30, 2011 increased $356,000 or 4.3% compared to last year.  As a percentage of net sales, selling and administrative expenses were 25.7% and 25.3% for the quarters ended September 30, 2011 and 2010 respectively.

    Selling expenses for the quarter increased $192,000 or 3.0% and as a percentage of net sales, were approximately even with last year at 19.8%.  The increase in dollars was principally due to higher merchandising, freight, and in-store sales support costs offset in part by a reduction in trade show expenditures.

    Administrative expenses increased $164,000 or 9.1% during the quarter and, expressed as a percentage of net sales, were 5.9% compared to 5.6% last year.  The increase was primarily due to an increase in compensation expense and professional fees.

    Net interest expense for the quarter decreased by $12,000 or 10.1%. The decrease was due to lower average revolver borrowings during the period.  Average bank borrowings during the quarter ended September 30, 2011 declined 13.6% compared to the same period last year primarily due to higher net income and an increase in cash provided by operations generally during the first half of 2011 relative to the corresponding period in 2010.

Results for the Nine months Ended September 30, 2011

    For the nine months ended September 30, 2011, net income was $2,499,000 or $.45 per diluted share compared to $611,000 or $.11 per diluted share for the corresponding period in 2010.

    Net sales for the nine-month period increased 4.6% to $91,661,000 compared to $87,670,000 for the corresponding period in 2010. The increase was mostly due to higher personal leather goods shipments, offset partially by a decrease in belts. Personal leather goods net sales rose during the nine-month period due to increases in certain licensed collections shipped to department store customers as well as higher shipments to a number of other retailers including off-price and chain store accounts.  The decrease in belt net sales was mostly due to a reduction in shipments of closeout merchandise as well as to a large warehouse club order that was shipped during last year’s second quarter but which did not recur this year.  A larger returns adjustment (see below) also had a favorable effect on net sales for the nine-month period relative to the prior year.

    Included in net sales for nine months ended September 30, 2011 and 2010, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $2,223,000 for the nine-month period ended September 30, 2011, compared to an increase of $782,000 for the comparable period in 2010. The favorable adjustments during both years result from actual returns experience during the spring season being lower than anticipated compared to the reserves established at the conclusion of the preceding fall season. The reserve established at December 31, 2010 was substantially larger than in previous years due to  significant shipments during our fall 2010 season to certain wholesale club accounts and an unusually large holiday gift program to a major customer, each of which are customarily subject to season-end stock adjustments. Returns experience overall during the spring 2011 season was much better than expected, contributing to a larger returns adjustment relative to the prior year.

    Gross profit for the nine-month period increased $4,053,000 or 15.8% compared to the corresponding prior year period.  Gross profit expressed as a percentage of net sales was 32.4% compared to 29.2% last year.

    The increase in gross profit was mainly due to higher net sales as well as a reduction in product costs due to a more favorable sales mix and a higher returns adjustment relative to last year. In addition, gross profit for the nine-month period last year was adversely affected by an expense included in cost of sales of $1,492,000 recorded during the first quarter of 2010 which was associated with the termination of our relationship with Style 365.  The second quarter returns adjustment discussed above resulted in a favorable adjustment to gross profit of $1,203,000 and $547,000 for the nine-month periods ended September 30, 2011 and September 30, 2010, respectively.

    Selling and administrative expenses for the nine months ended September 30, 2011 increased $233,000, or less than 1%, compared to the same period last year. Selling and administrative expenses expressed as a percentage of net sales were 27.6% and 28.6% for the nine months ended September 30, 2011 and 2010, respectively.

    Selling expenses for the nine-month period ended September 30, 2011 increased $206,000 or 1.1% and, as a percentage of net sales, decreased to 21.2% compared to 21.9% for the same period last year. The increase in selling expenses was due to higher merchandising, freight, and warehouse and distribution costs offset in part by a reduction in advertising and Style 365-related expenses.  As previously discussed, we terminated our relationship with Style 365 during the quarter ended March 31, 2010.

    Administrative expenses increased $27,000 or less than 1% for the year to date period compared to last year. Administrative expenses expressed as a percentage of net sales were 6.4% and 6.7% for the nine months ended September 30, 2011 and 2010, respectively. The increase in administrative expenses was primarily due to higher compensation and professional fees, offset by a reduction in insurance expense and an increase in net bad debt recoveries.

    Net interest expense for the nine-month period ended September 30, 2011 decreased $78,000 or 27.1% compared to the same period in 2010.  The decrease was due to a decline in average revolver borrowings outstanding during the period.

Forward-Looking Statements

    Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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    Swank designs and markets men's jewelry, belts and personal leather goods.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, “"Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

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SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE QUARTERS ENDED SEPTEMBER 30, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 33,415	$ 32,595

Cost of goods sold	22,929	22,367

Gross profit	10,486	10,228

Selling and administrative expenses	8,594	8,238

Income from operations	1,892	1,990

Interest expense	107	119

Income before income taxes	1,785	1,871

Income tax provision	767	742

Net income	$ 1,018	$ 1,129
Share and per share information:
Basic and diluted net income per weighted average common share outstanding	$ .18	$ .20
Basic and diluted weighted average common shares outstanding	5,608,239	5,673,910

SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 91,661	$ 87,670

Cost of goods sold	61,971	60,541

Costs associated with termination of Style 365 agreement	-	1,492

Total cost of sales	61,971	62,033

Gross profit	29,690	25,637

Selling and administrative expenses	25,281	25,048

Income from operations	4,409	589

Interest expense	210	288

Income before income taxes	4,199	301

Income tax provision (benefit)	1,700	(310)

Net income	$ 2,499	$ 611
Share and per share information:
Basic and diluted net income per weighted average common share outstanding	$ .45	$ .11
Basic and diluted weighted average common shares outstanding	5,615,486	5,673,003

SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share data)

	September 30, 2011		December 31, 2010
ASSETS
Current:
Cash and cash equivalents		$ 251		$ 3,235
Accounts receivable, less allowances
of $7,384 and $7,798 respectively		22,768		20,214
Inventories, net:
Work in process	1,190		773
Finished goods	33,601		21,848
		34,791		22,621
Deferred taxes, current		2,713		2,713
Prepaid and other current assets		1,417		1,150

Total current assets		61,940		49,933

Property, plant and equipment, net of accumulated depreciation		1,011		1,132
Deferred taxes, noncurrent		2,118		2,118
Other assets		2,562		2,905

Total assets		$ 67,631		$ 56,088

LIABILITIES
Current:
Note payable to bank		$ 16,895		$ 5,287
Current portion of long-term obligations		703		711
Accounts payable		3,210		4,151
Accrued employee compensation		1,077		1,748
Accrued royalties		1,064		1,583
Income taxes payable		163		761
Other current liabilities		1,429		1,572

Total current liabilities		24,541		15,813

Long-term obligations		6,780		6,584

Total liabilities		31,321		22,397

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,429,095 shares		642		642
Capital in excess of par value		2,795		2,605
Retained earnings		35,929		33,430
Accumulated other comprehensive (loss), net of tax		(696)		(696)
Treasury stock, at cost, 820,856 shares and 800,350 shares, respectively		(2,360)		(2,290)

Total stockholders' equity		36,310		33,691

Total liabilities and stockholders' equity		$ 67,631		$ 56,088